EXHIBIT 10.14

STOCK OPTION AGREEMENT

     THIS AGREEMENT is by and between Superior Energy Services, Inc. (“Superior”), and <<Participant Name>> (“Optionee”).

     WHEREAS Optionee is a key employee of Superior or one of its subsidiaries (collectively, the “Company”) and Superior considers it desirable and in its best interest that Optionee be given an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by possessing an option to purchase shares of the common stock of Superior, $.001 par value per share (the “Common Stock”), in accordance with the Amended and Restated 2013 Stock Incentive Plan (the “Plan”).

     NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

1.

Grant of Option

     On <<Grant Date>> (the “Date of Grant”), Superior granted to Optionee the right, privilege and option to purchase <<Number Of Awards Granted>> shares of Common Stock (the “Option”) at an exercise price of <<Grant Price>> per share (the “Exercise Price”). The Option shall be exercisable at the time specified in Section 2 below. The Option is a non-qualified stock option and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.

Time of Exercise

     2.1             Subject to the provisions of the Plan and the other provisions of this Agreement, the Option shall vest in annual installments (disregarding any fractional shares) as follows:

Scheduled Vesting Date	Amount of Shares To Vest
1st anniversary of the Date of Grant	33%
2nd anniversary of the Date of Grant	33%
3rd anniversary of the Date of Grant	Remaining balance

      The Option shall expire and may not be exercised later than the tenth anniversary of the Date of Grant.

EXHIBIT 10.14

     2.2             Except as otherwise provided herein, upon the termination of Optionee’s employment with the Company, any portion of the Option that has not yet become exercisable shall terminate immediately.  If (a) Optionee’s employment by the Company is terminated because of death or disability (within the meaning of Section 22(e)(3)of the Code), or (b) if there has been a Change of Control (as defined in the Plan), then any portion of the Option that has not yet vested shall become immediately exercisable on the date of such termination of employment or Change of Control.  If Optionee’s employment by the Company is terminated because of (a) Optionee’s retirement on or after reaching age 55 with five years of service, or (b) the Company’s termination of Optionee’s employment without Cause (as defined below), then, if approved by the Compensation Committee of the Board of Directors of Superior, any portion of the Option that has not yet vested shall become immediately exercisable on the date of such termination of employment.

     2.3             If Optionee’s employment by the Company is terminated for Cause, the Option shall terminate in full immediately, whether or not exercisable at the time of termination of employment.  “Cause” for termination of employment shall  be deemed to exist upon either (a) a final determination is made in accordance with the terms of Optionee’s employment agreement, if any, with the Company that Optionee’s employment has been terminated for “cause” within the meaning of the employment agreement or (b), if Optionee is not subject to an employment agreement: (i) failure to abide by the Company’s rules and regulations governing the transaction of its business, including without limitation, its policy titled “Our Shared Core Values at Work” (Code of Conduct); (ii) inattention to duties, or the commission of acts within employment with the Company amounting to negligence or misconduct; (iii) misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company; (iv) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; or (v) the commission of a felony or other crime involving moral turpitude.

     2.4             Except as provided in Sections 2.5 and 2.6, if Optionee’s employment with the Company is terminated, the Option must be exercised, to the extent exercisable at the time of termination of employment, within 30 days of the date on which Optionee ceases to be an employee, but in no event later than the tenth anniversary of the Date of Grant.

     2.5             If Optionee’s employment by the Company is terminated because of (a) death, (b) disability (within the meaning of Section 22(e)(3) of the Code) or (c) retirement on or after reaching age 55 with five years of service, the Option must be exercised, to the extent exercisable at the time of termination of employment, on or before the tenth anniversary of the Date of Grant.  In the event of Optionee’s death, the Option may, to the extent exercisable at the time of death, be exercised by his estate, or by the person to whom such right devolves from him by reason of his death. If Optionee’s employment is terminated by the Company other than for Cause, then the Option must be exercised, to the extent exercisable at the time of termination of employment, within five years following the date of termination of employment, but in no event later than the tenth anniversary of the Date of Grant.

     2.6             If there has been a Change of Control (as defined in the Plan) of Superior, (a) if the Option remains outstanding after the Change of Control, either as a right to purchase

EXHIBIT 10.14

Common Stock or as a right to purchase that number and class of shares of stock or other securities or property (including without limitation, cash) to which Optionee would have been entitled if, immediately prior to the Change of Control, Optionee had been the record owner of the number of shares of Common Stock then covered by the Option and (b) if Optionee’s employment is terminated by the Company other than for Cause within a one-year period following the Change of Control, then the Option must be exercised within five years following the date of termination of employment, but in no event later than the tenth anniversary of the Date of Grant.

 3.

Forfeiture of Option Gain

     3.1             If the Optionee engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the final vesting date set forth in Section 1 or (ii) results in an increase of the value of the Options upon exercise, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the difference between the shares of Common Stock received upon exercise of the Options during the three-year period following such conduct and the shares of Common Stock that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Shares”).  All determinations regarding the amount of the Excess Shares shall be made solely by the Committee in good faith.

     3.2             The Options granted hereunder are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

     3.3             If the Committee determines that Optionee owes any amount to the Company under Sections 3.1 or 3.2 above, Optionee shall return to the Company the Excess Shares (or the shares recoverable under Section 3.2) acquired by Optionee pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) or, if no longer held by Optionee, Optionee shall pay to the Company, without interest, all cash, securities or other assets received by Optionee upon the sale or transfer of such shares.  Optionee acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount owed from any amounts the Company owes Optionee from time to time for any reason (including without limitation amounts owed to Optionee as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount Optionee owes it, Optionee hereby agrees to pay immediately the unpaid balance to the Company.

EXHIBIT 10.14

4.

Method of Exercise of Option

Optionee may exercise all or a portion of the Option by contacting Fidelity Investments, the Company’s third party administrator, or any successor administrator, in accordance with the procedures established by Superior.  Optionee shall specify the number of shares to be purchased and must pay the total Exercise Price of the shares, which may be accomplished in any manner set forth in the Plan or approved by Superior.  Once Superior or its delegee has received the Exercise Price for the shares, the appropriate officer of Superior shall cause the transfer of title of the shares purchased to Optionee on Superior’s stock records and cause such shares to be issued in Optionee’s name or to an account in Optionee’s name with his brokerage firm.  Optionee shall not have any rights as a stockholder until such shares are issued to him.

5.

No Contract of Employment Intended

     Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate Optionee’s employment relationship with the Company at any time.

 6.

Non-Transferability, Binding Effect and Successors

     6.1             The Option may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors and administrators and permitted successors.

     6.2             If in connection with a Change of Control, the Option is assumed by a successor to the Company, then, as used herein, “Company” shall include any successor to the Company’s business and assets that assumes and agrees to perform this Agreement.

7.

Inconsistent Provisions

     The Option is subject to the provisions of the Plan as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control.

EXHIBIT 10.14

 8.

GOVERNING LAW

     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Options or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

 9.

ENTIRE AGREEMENT; MODIFICATION; WAIVER

     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes. Optionee acknowledges that a waiver by Superior of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Plan participant.

10.

ELECTRONIC DELIVERY; ACCEPTANCE OF AGREEMENT

     10.1         Superior may, in its sole discretion, deliver any documents related to Optionee’s current or future participation in the Plan by electronic means or request the Optionee’s consent to participate in the Plan by electronic means.  By accepting the terms of this Agreement, Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Superior or a third party designated by Superior.

     10.2         Optionee must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner.  If Optionee does not accept the terms of this Agreement, this Option is subject to cancellation.

* * * ** * * * * * * * *

     By clicking the “Accept” button, Optionee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement.  Optionee agrees to accept as binding, conclusive

EXHIBIT 10.14

and final all decisions or interpretations of the Compensation Committee of Superior’s Board of Directors upon any questions arising under the Plan or this Agreement.

<<Electronic Signature>>

<<Acceptance Date>>

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS